Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER 2021 SALES AND EARNINGS

Eau Claire, Wisconsin (October 29, 2021) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Third quarter 2021 net sales decreased by $6.7 million (7.1%) from 2020 levels to $87.2 million as a result of year-to-year timing differences in Defense segment shipments offset in part by nominal increases at the Housewares/Small Appliance and Safety segments. The Defense segment’s revenues dropped $7.3 million or 11% in part due to severe weather damage to one of the segment’s buildings that in turn resulted in the deferment of production under one of its contracts. Operating earnings for the quarter also declined. Defense earnings were down $1.3 million or 9.8%, largely due to the revenue decline referenced above. As in second quarter, the combination of extraordinarily high ocean-cargo freight rates (that continued to climb materially during much of the quarter) and higher commodity costs resulted in a sizable operating loss of $6.3 million at the Housewares/Small Appliance segment. That loss occurred despite the implementation of what would normally be deemed significant mid-year price increases. As expected, the two start-up businesses that comprise the Safety segment, Rusoh and OneEvent, again operated at a loss. Portfolio earnings declined due to ultra-low Federal Reserve Board rates that remain at a target of 0 to 0.25%, notwithstanding significant ongoing inflation.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first owner-maintained fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	Oct. 3, 2021	Sept 27, 2020
Net Sales	$87,225,000	$93,937,000
Net Earnings	$4,129,000	$12,138,000
Net Earnings Per Share	$.58	$1.72
Weighted Shares Outstanding	7,062,000	7,041,000

	NINE MONTHS ENDED
	Oct. 3, 2021	Sept. 27, 2020
Net Sales	$255,370,000	$246,705,000
Net Earnings	$22,414,000	$33,017,000
Net Earnings Per Share	$3.18	$4.69
Weighted Shares Outstanding	7,059,000	7,036,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.